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EXHIBIT B / CHESAPEAKE BIOLOGICAL LABORATORIES, INC.____________________________

                             ARTICLES OF AMENDMENT

FIRST: The Charter of the Corporation is hereby amended by deleting all of ARTICLE FIFTH and replacing it with the following:

    "FIFTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 15,000,000 divided into two (2) classes, (i) the first class consisting of 14,984,490 shares of Common Stock, $0.01 par value per share (the "COMMON STOCK"), or an aggregate par value of $149,844.90 and (ii) the second class consisting of 15,510 shares of preferred stock (the "PREFERRED STOCK"), all of which are designated Series A-1 Convertible Preferred Stock, $0.01 par value per share.

A.  COMMON STOCK.

l. GENERAL. The voting, dividend and liquidation rights of the holders of shares of Common Stock are subject to, and qualified by, the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors.

2. VOTING. The holders of shares of Common Stock are entitled to one vote for each share held at all meetings of stockholders (and written actions in lieu of meetings). There shall be no cumulative voting and at any meeting held for the purpose of electing directors, the presence in person or by proxy of the holders of a majority of the shares of Common Stock then outstanding shall constitute a quorum of the Common Stock for the purpose of electing directors by holders of the Common Stock.

3. DIVIDENDS. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as, if and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding Preferred Stock. Stock dividends payable on shares of Common Stock may be paid only in shares of Common Stock.

4. LIQUIDATION. Upon the voluntary or involuntary liquidation, sale, merger, consolidation, dissolution or winding up of the Corporation, holders of shares of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders, subject to any and all preferential rights of any then outstanding Preferred Stock.

5.  REDEMPTION.  The Common Stock is not redeemable.

B.  PREFERRED STOCK.

1. ISSUANCE; RANK. The issuance price of the Series A-1 Convertible Preferred Stock (the "SERIES A-1 PREFERRED STOCK") shall be $100 per share (the "ORIGINAL PURCHASE PRICE"). The Series A-1 Preferred Stock shall rank senior to the Common Stock and any other class or series of capital stock of the Corporation ranking junior to the Series A-1 Preferred Stock as to dividends and upon liquidation, dissolution or winding up. The date on which any share of Series A-1 Preferred Stock was issued shall hereinafter be referred to as the "ORIGINAL ISSUE DATE" with respect to such share.

2.  DIVIDENDS.

(a) Beginning on May 31, 2001, annually on May 31(st), the holders of record of shares of Series A-1 Preferred Stock as of May 10(th) of such year (the "DIVIDEND RECORD DATE") shall be entitled to receive, out of funds legally available for that purpose, prior and in preference to any declaration or payment of any dividends (payable other than in Common Stock or other securities convertible into or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock) on the Common Stock, cumulative dividends ("CUMULATIVE DIVIDENDS"), at an annual rate of 6% of the Original Purchase Price per share, as adjusted for stock splits, stock dividends, recapitalizations, combinations, reclassifications and similar events which affect such shares of Series A-1 Preferred Stock (each an "ADJUSTMENT").

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If the Board fails to declare a Cumulative Dividend, the Cumulative Dividend shall cumulate and become part of the Liquidation Preference (as defined below) and Cumulative Dividends shall be payable pro rata for partial year periods and shall not be payable upon conversion of the Series A-1 Preferred Stock in accordance with the terms of Sections 5 or 6 or upon a Redemption in accordance with the terms of Section 7.

(b) If the Corporation fails to redeem the Series A-1 Preferred Stock by May 31, 2004, then on and annually after May 31, 2004, the holders of record of shares of Series A-1 Preferred Stock as of the Dividend Record Date of such year shall be entitled to receive, out of funds legally available for that purpose, prior and in preference to any declaration or payment of any dividends (payable other than in Common Stock or other securities convertible into or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock) on the Common Stock and in addition to the dividends described in Section 2(a), an additional annual dividend, at a rate of 20% of the Original Purchase Price per share, subject to an Adjustment (the "ADDITIONAL DIVIDENDS").

3.  LIQUIDATION EVENTS.

(a) Upon the occurrence of any Liquidation Event (defined herein), the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings (the "CORPORATE ASSETS") shall be distributed as follows: before any distribution of assets shall be made to the holders of Common Stock, the holder of each share of Series A-1 Preferred Stock then outstanding shall be entitled to be paid out of the Corporate Assets an amount per share equal to the Original Purchase Price (subject to any Adjustment) plus all dividends, including any accrued and unpaid Cumulative Dividends on such share up to the date of distribution of the assets of the Corporation (the "LIQUIDATION PREFERENCE"). If upon the occurrence of a Liquidation Event, the Corporate Assets shall be insufficient to pay the holders of shares of Series A-1 Preferred Stock the Liquidation Preference, the holders of shares of Series A-1 Preferred Stock and any class or series of stock ranking on liquidation on a parity with the shares of Series A-1 Preferred Stock shall share ratably in the distribution of the entire remaining Corporate Assets in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if the full Liquidation Preference payable on or with respect to such shares were paid in full.

(b) For purposes of this Section 3, the term "LIQUIDATION EVENT" shall mean (i) any liquidation, dissolution or winding up of the Corporation or (ii) the merger or consolidation of the Corporation into or with another corporation (except if the Corporation is the surviving entity) or other similar transaction or series of related transactions in which all or substantially all of the assets of the Corporation are sold, transferred or otherwise disposed.

(c) The amount available for distribution for purposes of satisfying the obligation to pay the Liquidation Preference and other amounts payable under
Section 3(a) to the holders of shares of Series A-1 Preferred Stock upon any Liquidation Event described in Section 3(b)(ii) shall be the cash or the value of the property, rights or securities distributed to such holders by the acquiring person, firm or other entity. The value of such property, rights or other securities shall be determined in good faith by the Board of Directors of the Corporation.

(d) Written notice of such Liquidation Event, stating a payment date, the Liquidation Preference and other amounts payable under Section 3(a), and the place where said Liquidation Preference and other amounts shall be payable, shall be delivered in person, mailed by certified or registered mail, return receipt requested, or sent by telecopier or electronic mail, not less than 20 days prior to the payment date stated therein, to the holders of record of the Series A-1 Preferred Stock, such notice to be addressed to each such holder at its address as shown by the records of the Corporation.

4. Voting.

(a) Each holder of outstanding shares of Series A-1 Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares of Series A-1 Preferred Stock held of record by such holder are convertible (as adjusted from time to time pursuant to Section 5), at each meeting of stockholders of the Corporation (and written actions of stockholders in

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lieu of meetings) with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration. Except as provided by law and by the provisions of Sections 4(b), the holders of shares of Series A-1 Preferred Stock shall vote together with the holders of Common Stock as a single class.

(b) So long as at least 1,551 shares of Series A-1 Preferred Stock (subject to any Adjustment) are outstanding, the holders of the Series A-1 Preferred Stock shall have the right, voting together as a single class, to elect one director of the Corporation. Such right to vote separately as a class shall be in addition to all other rights of the holders of Series A-1 Preferred Stock to vote with other classes of stock in the election of members of the Corporation's Board of Directors.

(c) So long as at least 1,551 shares of Series A-1 Preferred Stock (subject to any Adjustment) are outstanding, if and whenever (i) the Corporation breaches the terms and conditions contained herein, or (ii) an Event of Default (as defined in the Preferred Stock Purchase Agreement between the Corporation and the original purchasers of the Series A-1 Preferred Stock named therein) occurs and is continuing, the holders of any outstanding shares of Series A-1 Preferred Stock shall have the exclusive and special right, voting as a single class, to elect by a plurality of the votes cast the largest whole number of directors of the Corporation that, together with the director elected by the holders of the Series A-1 Preferred Stock pursuant to Section 4(b), shall not constitute a majority of the total number of directors of the Corporation (and if there are not a sufficient number of resignations by the members of the Board of Directors at the time of such default, the Board of Directors shall be expanded as is necessary to give effect to the foregoing right). The right granted to the holders of Series A-1 Preferred Stock in this Section 4(c) (the "DEFAULT RIGHT") shall continue until the breach or Event of Default has been cured or waived and, when so cured or waived the Default Right shall cease until such time as the Corporation commits another breach or Event of Default. At any time the Default Right becomes applicable, the Corporation may, upon receipt of a written request from the holders in interest of at least 20% of the outstanding shares of Series A-1 Preferred Stock, call a special meeting of shareholders for the election of directors. Such meeting, if called, shall be held (i) no later than 45 days after the receipt of the request and (ii) at the place and upon the notice required by law and the By-laws of the Corporation; PROVIDED, HOWEVER, that the Corporation shall not call such a special meeting if such request is received less than 60 days prior to the date fixed for any annual meeting of the shareholders of the Corporation. Directors elected pursuant to this Section 4(c) shall serve until the next annual meeting of the shareholders of the Corporation or until their respective successors shall be elected and qualify.

(d) Any director elected by the holders of the Series A-1 Preferred Stock (each, a "PREFERRED DIRECTOR") may be removed only by the vote of the holders of record of a plurality of the outstanding shares of Series A-1 Preferred Stock, voting together as a single class, at a meeting of the holders of shares of Series A-1 Preferred Stock called for such purpose. Any vacancy in the office of a Preferred Director may be filled only in accordance with Section 4(b) or 4(c) as the case may be.

(e) At any meeting held for the purpose of electing directors, the presence in person or by proxy of the holders of a majority of the shares of Series A-1 Preferred Stock then outstanding shall constitute a quorum of the Series A-1 Preferred Stock for the purpose of electing any directors to be elected solely by the holders of Series A-1 Preferred Stock and for all such other matters upon which the holders of shares of Series A-1 Preferred Stock vote as a single class, and the presence in person or by proxy of the holders of a majority of the shares of Common Stock then outstanding shall constitute a quorum of the Common Stock for the purpose of electing any directors to be elected solely by the holders of the Common Stock.

(f) So long as 1,551 or more shares of Series A-1 Preferred Stock (subject to any Adjustments) are outstanding, the Corporation shall not, without first obtaining the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Series A-1 Preferred Stock, given in writing or by vote at a meeting, consenting or voting, as the case may be, separately as a class:

    (i) authorize any series of preferred stock or other security of the Corporation having (i) dividend rights or liquidation preference senior to the Series A-1 Preferred Stock or (ii) voting rights entitling the holders thereof to more than one vote per share of Common Stock on an as-converted basis;

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    (ii) amend, alter or repeal any rights of the Series A-1 Preferred Stock; or

    (iii) approve any liquidation, dissolution, merger or sale of the all or substantially all of the assets of the Corporation if such event would result in a payment to the holders of Series A-1 Preferred Stock of less than the Liquidation Preference.

5. OPTIONAL CONVERSION. The holders of shares of Series A-1 Preferred Stock shall have conversion rights as follows (the "CONVERSION RIGHTS"):

(a) RIGHT TO CONVERT. Each share of Series A-1 Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Purchase Price by the Conversion Price (as defined herein) in effect at the time of conversion. The conversion price at which shares of Common Stock shall be deliverable upon conversion of Series A-1 Preferred Stock without payment of additional consideration by the holder thereof (the "CONVERSION PRICE") shall initially be $1.50. The Conversion Price in effect from time to time, and the rate at which shares of Series A-1 Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided herein. Upon a Liquidation Event or a Redemption, the Conversion Rights shall terminate at the close of business on the first full day preceding the date fixed for the payment of any amounts distributable upon such Liquidation Event or Redemption to the holders of shares of Series A-1 Preferred Stock.

(b) FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued upon conversion of the shares of Series A-1 Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price. Whether or not a holder would otherwise be entitled to a fractional share shall be determined on the basis of the total number of shares of Series A-1 Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

(c)  MECHANICS OF CONVERSION.

    (i) In order for a holder to convert shares of Series A-1 Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Series A-1 Preferred Stock at the office of the transfer agent for such shares (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Series A-1 Preferred Stock represented by such certificate or certificates. Such notice shall state such holder's name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his or its attorney-in-fact duly authorized in writing. The date of receipt of such certificates and notice by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) shall be the conversion date (the "CONVERSION DATE"). The Corporation shall, as soon as practicable after the Conversion Date, issue and deliver at such office to such holder of shares of Series A-1 Preferred Stock, or to his or its nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A-1 Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. Other than as set forth in
    Section 6, if the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act of 1933, as amended (the "SECURITIES ACT"), the conversion may, at the option of any holder tendering shares of Series A-1 Preferred Stock for conversion, be conditioned upon the closing of the sale of securities pursuant to such offering, in which event the person entitled to receive the Common Stock issuable upon such conversion of the

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    shares of Series A-1 Preferred Stock shall not be deemed to have converted such shares of Series A-1 Preferred Stock until immediately prior to the closing of such sale of securities.

    (ii) The Corporation shall, at all times when the Series A-1 Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the shares of Series A-1 Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A-1 Preferred Stock. Before taking any action that would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the shares of Series A-1 Preferred Stock, the Corporation will take any corporate action that may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A-1 Preferred Stock, in addition to such other remedies as shall be available to the holder of such shares of Series A-1 Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

    (iii) Upon any such conversion, no adjustment to the Conversion Price shall be made for, nor shall any payment be made of, any declared and unpaid dividends on the shares of Series A-1 Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

    (iv) All shares of Series A-1 Preferred Stock that shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor. Any shares of Series A-1 Preferred Stock so converted shall be retired and canceled and shall not be reissued, and the Corporation may from time to time take such appropriate action as may be necessary to eliminate the authorized Series A-1 Preferred Stock or reduce the authorized number thereof as may be appropriate accordingly.

(d)  ADJUSTMENTS TO CONVERSION PRICE FOR DILUTING ISSUES:

    (i) SPECIAL DEFINITIONS. For purposes of this Section 5(d), the "FIRST ORIGINAL ISSUE DATE" means the Original Issue Date of the first issued share of Series A-1 Preferred Stock.

    (ii) ADJUSTMENT FOR COMBINATIONS OR CONSOLIDATION OF COMMON STOCK. If,at any time after the First Original Issue Date the number of shares of Common Stock outstanding are decreased by a combination of the outstanding shares of Common Stock, then following the record date fixed for such combination (or the date of such combination, if no record date is fixed), the applicable Conversion Price shall be increased so that the number of shares of Common Stock issuable on conversion of each share of Series A-1 Preferred Stock shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

    (iii) ADJUSTMENT FOR STOCK DIVIDENDS, SPLITS, ETC. If the Corporation shall at any time after the applicable First Original Issue Date fix a record date for the subdivision, split-up or stock dividend of shares of Common Stock, then, following the record date fixed for the determination of holders of shares of Common Stock entitled to receive such subdivision, split-up or dividend (or the date of such subdivision, split-up or dividend, if no record date is fixed), the Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of Series A-1 Preferred Stock shall be increased in proportion to such increase in outstanding shares; provided, however, that the Conversion Price shall not be decreased at such time if the amount of such reduction would be an amount less than $.01, but any such amount shall be carried forward and reduction with respect thereto made at the time of and together with any subsequent reduction that, together with such amount and any other amount or amounts so carried forward, shall aggregate $.01 or more.

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    (iv) ADJUSTMENT FOR MERGER OR REORGANIZATION, ETC.  In case of any consolidation, recapitalization or merger of the Corporation with or into another corporation or the sale of all or substantially all of the assets of the Corporation to another corporation (other than a subdivision or combination provided for elsewhere in this Section 5 and other than a consolidation, merger or sale that is treated as a Liquidation Event pursuant to Section 3), each share of Series A-1 Preferred Stock shall thereafter be convertible into the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such shares of Series A-1 Preferred Stock would have been entitled upon such consolidation, merger or sale; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 5 set forth with respect to the rights and interest thereafter of the holders of the shares of Series A-1 Preferred Stock, to the end that the provisions set forth in this
    Section 5 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the shares of Series A-1 Preferred Stock.

(e) NO IMPAIRMENT. The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the shares of Series A-1 Preferred Stock against impairment.

(f) CERTIFICATE AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 5, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of shares of Series A-1 Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A-1 Preferred Stock, furnish or cause to be furnished to such holder a similar certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price then in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property that then would be received upon the conversion of the shares of Series A-1 Preferred Stock.

(g)  NOTICE OF RECORD DATE.  In the event:

    (i) that the Corporation takes a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or any other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right;

    (ii) that the Corporation subdivides or combines its outstanding shares of Common Stock;

    (iii) of any reclassification of the Common Stock of the Corporation (other than a subdivision or combination of its outstanding shares of Common Stock or a stock dividend or stock distribution thereon), or of any consolidation or merger of the Corporation into or with another corporation, or of the sale of all or substantially all of the assets of the Corporation; or

    (iv) of the involuntary or voluntary dissolution, liquidation or winding up of the Corporation;

then the Corporation shall cause to be filed at its principal office or at the office of the transfer agent of the Series A-1 Preferred Stock, and shall cause to be mailed to the holders of the Series A-1 Preferred Stock at their last addresses as shown on the records of the Corporation or such transfer agent, at least ten days prior to the record date specified in (A) below or twenty days before the date specified in (B) below, a notice stating

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       (A) the record date of such dividend, distribution, subdivision or combination, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, subdivision or combination are to be determined, or

       (B) the date on which such reclassification, consolidation, merger, sale, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, dissolution or winding up.

6.  AUTOMATIC CONVERSION.

(a) TRIGGERING EVENT. All outstanding shares of Series A-1 Preferred Stock shall automatically convert to shares of Common Stock, at the then effective Conversion Price pursuant to Section 5, if, at any time after the first anniversary of the First Original Issue Date, (i) the average closing bid price of the Common Stock for twenty (20) consecutive trading days is greater than four times the then current Conversion Price and the average daily trading volume (as reported by Nasdaq) for the same twenty day period is not less than 35,000 shares or (ii) upon the date of the consummation of an underwritten public offering pursuant to an effective registration statement under the Securities Act, resulting in at least $20,000,000 of gross proceeds to the Corporation, at a per share price of at least four times the then current Conversion Price.

(b)  NO FURTHER ACTION.  In the case of an automatic conversion pursuant to this
Section 6, the outstanding shares of Series A-1 Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, that the Corporation shall not be obligated to issue to any holder certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing such shares of Series A-1 Preferred Stock are delivered either to the Corporation or any transfer agent of the Corporation.

(c)  SURRENDER OF CERTIFICATES; RETIREMENT AND CANCELLATION OF CONVERTED
SHARES. All certificates evidencing shares of Series A-1 Preferred Stock that are required to be promptly surrendered for conversion in accordance with the provisions hereof shall, from and after the date such certificates are so required to be surrendered, be deemed to have been retired and canceled and the shares of Series A-1 Preferred Stock represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. The Corporation may thereafter take such appropriate action as may be necessary to reduce the authorized Series A-1 Preferred Stock accordingly.

7.  REDEMPTION.

(a) The Corporation may, at its option redeem any or all of the then outstanding shares of Series A-1 Preferred Stock, out of funds legally available for such purpose, on or after April 1, 2004, by providing notice to the holders of outstanding shares of Series A-1 Preferred Stock (a "REDEMPTION NOTICE"). The Redemption Notice shall specify the Redemption Date, the Redemption Price, the aggregate number of shares to be redeemed, and with expect to each holder of record, the number of shares to be redeemed; shall state that payment of the Redemption Price will be made at the principal office of the Corporation or if an agent for redemption if appointed, the office of the agent for redemption, upon presentation and surrender of certificates for such shares; that dividends accrued to the Redemption Date will be paid as specified in the Redemption Notice and that on and after the Redemption Date dividends will cease to accrue; shall state that the right to convert the shares to be redeemed into shares of Common Stock in accordance with the provisions hereof will terminate on the last business day prior to the redemption Date which date shall be specified in the Redemption Notice; and shall state the then current Conversion Price. In case of the redemption of a part only of the Series A-1 Preferred Stock at the time outstanding, the shares to be redeemed shall be selected by lot or in such other manner as the Board of Directors may determine to be equitable;

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(b) The date of any Redemption Notice shall be the "REDEMPTION NOTICE DATE." The
Corporation shall, no later than 30 days after the applicable Redemption Notice Date (the "REDEMPTION DATE"), redeem the shares of Series A-1 Preferred Stock set forth in the notice (such redeemed shares being referred to as the "REDEMPTION SHARES"), by paying in cash, out of funds legally available therefor, a sum per share equal to the Liquidation Preference (the "Redemption Price");

(c) If the Corporation delivers a Redemption Notice to the holders of Series A-1 Preferred Stock, each such holder shall, no later than the close of business on the last business day before the Redemption Date, surrender his or its certificate or certificates representing the applicable Redemption Shares to the Corporation. From and after the Redemption Date and the holders' receipt of the Redemption Price, all rights of each holder with respect to such applicable Redemption Shares shall cease and such shares shall not be deemed to be outstanding for any purpose whatsoever. Such Redemption Shares shall not be reissued, and the Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized Series A-1 Preferred Stock accordingly."

SECOND: (a) Immediately prior to the amendment, the Corporation had authority to issue 10,000,000 shares of stock of all classes, of which number: (i) 7,968,980 shares were designated Class A Common Stock, having par value of $0.01 per share and $79,689.80 in the aggregate; (ii) 2,000,000 shares were designated Class B Common Stock, having par value of $0.01 per share and $20,000.00 in the aggregate; (iii) 15,510 shares were designated Series A Preferred Stock, having par value of $0.01 per share and $155.10 in the aggregate and (iv) 15,510 shares were designated Series A-1 Preferred Stock, having par value of $0.01 per share and $155.10 in the aggregate. The aggregate par value of all shares of stock of all classes was $100,000.00.

(b) Immediately following the amendment, the Corporation has authority to issue 15,000,000 shares of stock of all classes, of which number: (i) 14,984,490 shares are designated Common Stock, having par value of $0.01 per share and $149,844.90 in the aggregate; and (ii) 15,510 shares were designated Preferred Stock, having par value of $0.01 per share and $155.10 in the aggregate. The aggregate par value of all shares of stock of all classes is $150,000.00

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